Exhibit 99.3

February 3, 2023

By Email and Federal Express

Charles Flores, Registered Agent of Hell or High Ranch Water LLC

Beck Redden LLP

1221 McKinney Street, Suite 4500

Houston, Texas 77010-2029

Re:          Hell or High Ranch Water LLC | Request for Document Preservation

Dear Mr. Flores:

First Foundation Inc., a financial institution with its headquarters in Dallas, Texas, sent a letter, dated February 2, 2023 (the “February 2nd Letter”), to you by email and FedEx in your capacity as registered agent of Hell or High Ranch Water LLC, a Texas limited liability company. Please promptly confirm receipt of the February 2nd Letter.

We have received the attached email communication from Abbott Cooper on February 2, 2023. Please advise whether Mr. Cooper is counsel to you, Hell or High Ranch Water or to Beck Redden LLP, as he has requested that all correspondence regarding the February 2nd Letter be sent to his attention.

Very truly yours,

FIRST FOUNDATION INC.

/s/ C. Kelly Rentzel
C. Kelly Rentzel
General Counsel and Corporate Secretary

CC:	David J. Beck, Beck Redden LLP

Joe W. Redden, Jr., Beck Redden LLP

Driver Opportunity Partners I LP

Driver Management Company LLC

J. Abbott Cooper

Allison Ball

Lila Flores

-

February 2, 2023

Ms. Kelly Rentzel

Executive Vice President, General Counsel and Secretary

First Foundation Inc.

200 Crescent Court, Suite 1400

Dallas, TX 75201

Kelly,

I saw your “preservation notice” and my only response is: really?

You and I both know that this is a shameless (and unbelievably bush league) attempt at intimidation by conflating an entirely illegitimate request with the type of preservation notice issued in connection with litigation.

You have no legal right to request that anyone preserve documents in connection with the nomination of candidates for election to director. Normally, I would be happy to have you create a record of antagonizing the two highly qualified women that we have nominated for election to director, but the “preservation notice” is so absurd that it offends my expectations regarding the normal type of give and take typical of these situations.

I can’t help it that you and First Foundation generally were ill-prepared to deal with our nomination but that hardly justifies the nonsense embodied in your “preservation notice.”

If you have any questions for either Allison or Lila, just send them to me and maybe we can handle things in a more reasonable manner.

Driver Management Company LLC

/s/ J. Abbott R. Cooper

Soundview Plaza

1266 East Main Street, Suite 700R

Stamford, CT 06902